Exhibit 10.25.3

RESOLUTIONS

OF THE BENEFIT FINANCE COMMITTEE

OF APPLETON PAPERS INC.

Amendments to the Appleton Papers Inc. Retirement Plan

[Supplement K – West Carrollton, OH Plant Employees]

WHEREAS, pursuant to Section 11.01 of the Appleton Papers Inc. Retirement Plan (the “Plan”), Appleton Papers Inc. (the “Company’), by action of its Board of Directors (or its delegate), may amend the Plan in whole or in part, at any time or from time to time; and

WHEREAS, the Company desires to amend the Plan as set forth below, by action of the  Benefit Finance Committee acting pursuant to delegation of authority granted by the Board of Directors of the Company; and

WHEREAS, the amendments attached hereto are intended to incorporate the terms of a collective bargaining agreement whereby covered employees at the West Carrollton, OH Plant are eligible to participate in the Plan, and do not otherwise revise or amend the substance of the Plan or the administration thereof;

NOW THEREFORE, it is:

RESOLVED, that the Plan is hereby amended as set forth on Exhibit A attached hereto.

IN WITNESS WHEREOF, the undersigned, being all of the members of the Benefit Finance Committee, to evidence their consent to taking the foregoing actions by written consent in lieu of a meeting, have caused the above amendments to be adopted as of the date last entered below, and direct that they be placed with the minutes of the Committee.

Committee Member	Date

/s/ Thomas J. Ferree	11/28/12
Thomas J. Ferree

/s/ Jeffrey Fletcher	11/28/12
Jeffrey Fletcher

/s/ Kerry S. Arent	11/29/12
Kerry S. Arent

/s/ Matthew Vosters	11/29/12
Matthew Vosters

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EXHIBIT A

APPLETON PAPERS INC.

RETIREMENT PLAN

(As Amended Through November 29, 2012)

SUPPLEMENT K

Special Provisions Applicable to

Appleton Papers Inc. West Carrollton, OH Plant

Represented by United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, Local 266

Effective September 24, 2012, pursuant to a Memorandum of Agreement between Appleton Papers Inc., West Carrollton, OH Plant and United Steelworkers and Local 266 dated August 29, 2012 (“Agreement”), employees covered by the Agreement shall be eligible to begin participation in the Plan, subject to the terms and conditions of the Plan, as modified by this Supplement K.

Except as provided in or superseded by this Supplement K, the terms and conditions of the Plan shall apply to West Carrollton, OH Plant Employees (defined in Section K1.01 below) in all respects.

ARTICLE 1

Definitions

K1.01	Special Definitions.

(a)
West Carrollton, OH Plant Employee:  The term “West Carrollton, OH Plant Employee” means an hourly employee of the Company employed at its West Carrollton, OH Plant and represented by the Union, excluding any such employee who is eligible to actively participate in any other retirement, pension or profit-sharing plan established by the Company or to which the Company makes contributions on his behalf (other than the Appleton Papers Retirement Savings and Employee Stock Ownership Plan).

(b)
Termination of Employment:  The term “Termination of Employment” for purposes of this Supplement K for West Carrollton, OH Plant Employees, in lieu of the definition of such term set forth in Plan Section 1.40, shall mean a termination of employment, including without limitation the cessation of active employment (irrespective of any seniority rights or recall rights) for any reason (including quit, discharge, disability, layoff, retirement, or entrance into military service) other than death or an authorized leave of absence.

(c)	Union: The term “Union” means United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, Local 266.

K1.02	Effective Date. The effective date of this Supplement K is September 24, 2012.

ARTICLE 2

Special Provisions

K2.01	Participation.

(a)
Effective September 24, 2012, the term “Participant” shall include West Carrollton, OH Plant Employees who were active employees of the Company as of September 24, 2012, and for whom the Company made contributions the PACE Industry Union-Management Pension Fund (“PIUMPF”) through September 23, 2012.

(b)
West Carrollton, OH Plant Employees whose Employment Date is September 24, 2012 or later, or who were actively employed by the Company as of September 23, 2012 but were not eligible to receive PIUMPF contributions, shall become Participants in the Plan as set forth in Article 2 of the Plan (“Participation”).  For purposes of satisfying the requirements of Plan Section 2.01(b) for participation, the Employee’s period of employment with the Company and Hours of Service shall be calculated from the Employee’s Employment Date, whether prior to or on or after September 24, 2012.

K2.02	Benefit Service.

(a)
Benefit Service will be granted to each Participant who is a West Carrollton, OH Plant Employee for a Plan Year on the basis of his total Hours of Service during such year and prior to his Normal Retirement Date which are attributable to employment as an Eligible Employee on and after September 24, 2012 (“Eligible Hours”).  For this purpose, Hours of Service credited for periods of absence from employment which immediately follow employment as an Eligible Employee shall be deemed to be attributable to employment as an Eligible Employee.

(1)
For Plan Years commencing on and after January 1, 2013:  If the Participant’s regularly scheduled work week throughout a Plan Year is at least 40 hours, he will be credited with one year of Benefit Service for each such Plan Year during which he completes at least 2,000 Eligible Hours.  If the Participant’s regularly scheduled work week is not at least 40 hours throughout such year, he will be credited with one year of Benefit Service for each Plan Year during which he completes the number of Eligible Hours determined in accordance with the following formula:

(2,000 x Hours in Regularly Scheduled Work Week)
40

(2)
Partial Years of Benefit Service:  In addition, for any Plan Year during which the Participant completes less than the Eligible Hours required for a full year of Benefit Service, a fraction of a year of Benefit Service will be credited based on the ratio of his actual Eligible Hours during such Plan Year to the number of Eligible Hours so required for a full year of Benefit Service, rounded up to the nearest tenth (prorated for 2012).

K2.03
Vesting Service.  A Participant who is a West Carrollton, OH Plant Employee will be credited with 1 year of Vesting Service for each Plan Year in which he has at least 1,000 Hours of Service with the Company (whether before or after the date he became a Participant).

K2.04	Retirement Pension.

(a)
The following provisions shall apply to Participants who are West Carrollton, OH Plant Employees, except that any additional provisions regarding Retirement Pensions included in the Plan that are not superseded by this Section K2.04 shall continue to apply to such Participants.

(1)
Normal Retirement Pension.  If such Participant’s employment terminates at or after his Normal Retirement Age, he will be entitled to a Normal Retirement Pension in a monthly amount determined by multiplying his years of Benefit Service (including fractions of a year in completed months) as of his Termination of Employment date by forty-four dollars and seventy cents ($44.70).

(2)
Early Retirement Pension.  If such Participant’s employment terminates on or after the date he has both reached age 55 and completed at least 10 years of Vesting Service (and before his Normal Retirement Age), the Participant may elect (in a time and manner as the Plan Administrator may prescribe) to receive an Early Retirement Pension starting on the first day of any month coincident with or following the date his employment terminates and before his Normal Retirement Date, in a monthly amount determined under Section K2.04(a)(1) above, reduced in accordance with the following table:

Age at Pension Commencement Date	Percentage of Pension Payable Prior to Normal Retirement Date
64	100%
63	100%
62	100%
61	95%
60	90%
59	85%
58	80%
57	75%
56	70%
55	65%

(3)
Vested Retirement Pension.  If such Participant’s employment terminates on or after the date he has completed at least five (5) years of Vesting Service, and such Participant is not eligible for a Retirement Pension under Section K2.04(a)(1) or (2), such Participant will be eligible to receive a Vested Retirement Pension.  Such Participant’s Vested Retirement Pension will start on the Participant’s Normal Retirement Date in a monthly amount determined in accordance with Section K2.04(a)(1), or, if the Participant so elects (in a time and manner as the Plan Administrator may prescribe) on the first day of any month prior to his Normal Retirement Date, and coincident with or following his 55th birthday, in a monthly amount determined in accordance with Section K2.04(a)(1), reduced as follows:

EXHIBIT A

Age at Pension Commencement Date	Percentage of Pension Payable Prior to Normal Retirement Date
65	100%
64	89%
63	79%
62	71%
61	64%
60	58%
59	52%
58	47%
57	42%
56	38%
55	34%

(4)	Disability Retirement Pension.

(A)
If a Participant who is a West Carrollton, OH Plant Employee with at least 5 years of Vesting Service terminates employment with the Company on account of a Disability with respect to which he becomes eligible for and receives disability benefits under the Social Security Act (which shall be the definition of the term “Disability” for purposes of this Section K2.04(a)(4), except as modified under subparagraphs (C) and (D) below), he will be entitled to a Disability Retirement Pension starting on the first day of the month coincident with or next following the date on which he actually starts receiving disability benefits under the Social Security Act (excluding retroactive payment of such benefits).  The monthly amount of a Participant’s Disability Retirement Pension will be determined under Section K2.04(a)(1) based on his Benefit Service (determined in accordance with Section K2.02) and the benefit formula in effect at his Termination of Employment.

(B)
A Participant described in subparagraph (A) above who is eligible for a Retirement Pension under any of the other provisions of Section K2.04 may elect to receive any such other Retirement Pension instead of the Disability Retirement Pension provided by this Section K2.04(a)(4).  The Disability Retirement Pension payable under this Section K2.04(a)(4) is intended to be a disability auxiliary benefit as described in Treasury Regulation § 1.401(a)-20(c).  Thus, the annuity starting date for a Participant receiving a Disability Retirement Pension does not occur until the Participant attains Normal Retirement Age and such Participant’s surviving spouse, if any, would be entitled to the Pre-Retirement Surviving Spouse annuity described in Article 6 of the Plan if the Participant dies before Normal Retirement Age (or the commencement of benefits under any of the other provisions of the Plan, if applicable).

(C)
Payment of a Disability Retirement Pension shall be conditioned upon the filing of an application therefor and providing such information as the Plan Administrator may require.  The Plan Administrator may, as a condition of authorizing any Disability Retirement Pension hereunder, require a medical examination by such physicians as the Plan Administrator may designate.  If a Participant fails or refuses to submit to such medical examination, then no Disability Retirement Pension will be payable until the Participant agrees to and receive such examination.  No Disability Retirement Pension will be payable for the period of such refusal.

(D)
If a Participant recovers from his Disability prior to attaining his Normal Retirement Age to such an extent that he would no longer be eligible for disability benefits under the Social Security Act, he shall so notify the Plan Administrator and payment of his Disability Retirement Pension will cease.  If the Participant fails to notify the Plan Administrator of his recovery from his Disability, then any Disability Retirement Pension payments he received for which he was not eligible must be repaid to the Trust upon the direction of the Plan Administrator.  The Plan Administrator may require physical examination of the Participant by such physicians as the Plan Administrator may designate in order to verify the Participant’s continuing Disability, and may terminate payment of a Disability Retirement Pension in the event the Participant refuses to undergo such examination, or if the Plan Administrator determines, on the basis of such an examination or otherwise, that the Participant’s Disability has ceased.

(E)
If a Participant’s Disability Retirement Pension ceases in accordance with subparagraph (D) above, he will be entitled to benefits in accordance with Section K2.04(a)(2) or K2.04(a)(3) (whichever is applicable), based upon the benefit formula taken into account in determining the amount of his Disability Retirement Pension, provided, however, if the Participant returns to the employment of the Company and earns Eligible Hours, any additional benefits that may be payable to the Participant by reason of such reemployment upon his subsequent Termination of Employment will be based upon the benefit formula in effect upon such termination.  Any such benefits thereafter payable to such Participant will be reduced by the Actuarial Equivalent, based on the assumptions set forth in Section 1.07 of Appendix A to the Plan, of any Disability Retirement Pension payments found by the Plan Administrator to have been made after the Participant recovered from his Disability.

(b)
If an Early Retirement Pension or Vested Retirement Pension begins at a date between the ages set forth in the tables in Section K2.04(a)(2) and (3), the reduction shall be calculated by straight line interpolation of the applicable percentage factors.

K2.05	Method of Payment. Except as modified by this Supplement K, Article 7 of the Plan (“Method of Payment”) shall apply in all respects.

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